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EXHIBIT 4

                              CONSULTING AGREEMENT

       Consulting Agreement, dated June 10, 1999 ("Agreement"), between ADVANCED PLANT PHARMACEUTICALS, INC., a Delaware corporation ("APPI"), with offices at 75 Maiden Lane, New York, New York 10038, and C. J. Lieberman ("Consultant"), who resides at _______________________.

                               W I T N E S S E T H

       WHEREAS, Consultant is in the business of providing consulting services to companies engaged in the pharmaceutical industry and has been so engaged for in excess of two years;

       WHEREAS, APPI is engaged in the business of developing, manufacturing and distributing plant based pharmaceutical products; and

       WHEREAS, APPI seeks to secure the services of Consultant as a consultant to advise it in the acquisition of new pharmaceutical products and in the areas of developing, manufacturing and marketing pharmaceutical products and to render general business advice in connection with the pharmaceutical industry as APPI expands and develops additional consumer products.

       NOW, THEREFORE, in consideration of the mutual covenants set forth herein, the pates agree as follows:

       1. APPI hereby engages Consultant as a consultant, on a non-exclusive basis, and Consultant hereby agrees to provide consulting services to APPI in connection with APPI's business, including, but not limited to, business development, acquisitions, corporate finance, product development, manufacturing and analysis and marketing. Consultant shall devote such time and methods of business as it determines in its sole discretion to carry out the engagements undertaken by it for APPI. Notwithstanding the above, Consultant shall not have the authority to commit or bind APPI, including, but not limited to, entering into any agreements or contracts, without the prior written approval of APPI.

       2. This Agreement shall replace that certain Consulting Agreement dated September 5, 1996, by and between APPI and the Consultant (the "1996 Agreement"), which 1996 Agreement shall no longer be in effect as of the date hereof. APPI will continue to retain the consulting services of the Consultant for a period commencing on June 10, 1999 and ending on June 10, 2002. This Agreement and the obligations to pay the compensation set forth in Paragraphs 3(a) and (b) hereof may be sooner terminated as follows: (a) upon twenty (20) days written notice by APPI to Consultant (the giving of which is authorized by APPI's Board of Directors) as a result of the breach by Consultant of any material provision of this Agreement and the failure of Consultant to cure such breach within such twenty (20) day period (the notice, however, must specify the alleged breach with particularity), (b) on written notice by APPI (the giving of which is authorized by APPI's Board of Directors) to Consultant effective immediately because of the misappropriation or

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embezzlement by Consultant of APPI's funds (the notice, however, must specify the alleged misappropriation or embezzlement with particularity), or (c) upon notice to Consultant, in which notice the last date of Consultants services is specified. Notwithstanding the foregoing, in the event APPI terminates Consultant's services pursuant to clause (c) of the preceding sentence, APPI shall pay Consultant the equivalent of the lesser of nine months fees under paragraph 3(a) below or the fees remaining due to the end of the term of this Agreement from the date of termination.

       3. In consideration for past and future services rendered and to be rendered by Consultant to APPI, APPI agrees to compensate Consultant as follows:

              (a) APPI will pay Consultant the sum of $9,000 per month during the term of this Agreement as consideration for Consultant's services. This consideration will be payable on the first day of each month, in advance.

              (b) As additional consideration for the services of Consultant under this Agreement, Consultant will be granted, under separate agreement, an option to purchase 750,000 shares of common stock of APPI ("Option Shares"), exercisable at $.02 (two cents) per share, such right to vest as of the date hereof in accordance with a separate stock option agreement in the form as attached hereto. The option granted shall provide for adjustment to maintain the proportionate interest in APPI and the aggregate option price, in the event of stock splits, stock dividends or combination of shares.

              (c) APPI agrees to reimburse Consultant for its direct expenses incurred in the providing of services under this Agreement to APPI, upon the presentation to APPI of reasonably itemized accounts.

       4. (a) If APPI proposes to file a registration statement under the Securities Act of 1933, as amended ("Act"), with respect to an offering for any class of its securities (other than a registration statement on Form S-4 or successor forms thereto or filed in connection with an exchange offer or business combination or an offering of securities solely to the Company's existing stockholders) prior to June 10, 2002, then APPI shall in each case give written notice of such proposed filing to Consultant at least thirty days before the anticipated filing date, and such notice shall offer Consultant the opportunity to register such number of Option Shares as Consultant may request. Upon the written request of Consultant made within twenty days of receipt of such notice, APPI shall include the shares of Common Stock as Consultant determines in such registration statement. Notwithstanding the foregoing, if the managing underwriter or underwriters of an offering of securities to be made by APPI for its account objects to the inclusion of the Common Stock to be offered by Consultant in the registration statement for the securities it or they are underwriting, and such managing underwriter delivers or underwriters deliver a written opinion to Consultant that the total number of shares which it, APPI and any other persons or entities intend to include in such offering may adversely affect the success or offering price of the offering by APPI, then the number of shares of Common Stock to be offered for the account of Consultant shall be reduced to the extent necessary to reduce the total amount of securities to be included in the offering to the amount recommended by the managing underwriter or underwriters (or, if applicable, excluding the shares of Common Stock entirely); provided that if shares of Common Stock are being offered for the account of other persons or entities as well as

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APPI, the reduction shall be prorated with the other persons or entities, and shall not represent a greater fraction of the number of shares of Common Stock intended to be offered by Consultant than the fraction of similar reductions imposed on such other persons or entities, other than APPI, over the amount of securities they intend to offer. In the event that the registration proposed by APPI is an underwritten primary offering of its securities and Consultant does not sell its Common Stock to the underwriter of the securities offered by APPI, Consultant shall, to the extent permitted by applicable law or regulation, refrain from selling any of its Common Stock during the period of distribution of the securities being offered by APPI through the underwriter in the primary offering and the period in which the underwriter participates in the aftermarket and for such additional period requested by the underwriter, provided, however, that Consultant shall, in any event, be entitled to sell its Common Stock in connection with such registration commencing the 90th day after the effective date of the registration statement. Notwithstanding the provisions of this Paragraph 4(a), APPI shall at all times have the absolute right to elect not to file any proposed registration statement or to withdraw the same after filing but prior to the effective date thereof.

              (b) In connection with the registration of the Common Stock pursuant to this Paragraph 4, APPI shall use all reasonable efforts to register and qualify the Common Stock under such securities or Blue Sky laws of jurisdictions within the United States as Consultant shall reasonably request and do any and all other acts and things as may be reasonably necessary or advisable to enable Consultant to consummate the disposition of the securities held by Consultant; provided that APPI shall not be required to consent to general service of process, to qualify to do business or subject itself to tax liability in any jurisdiction in which it has not already qualified to do business or is already subject to tax liability, as of the effective date of such registration statement.

              (c) All expenses in connection with registrations in which the Common Stock of Consultant shall be included pursuant to this Paragraph 4 shall be borne by APPI, except for underwriting discounts and commissions, applicable transfer taxes and expenses of counsel to Consultant, all of which will be borne by Consultant.

              (d) Notwithstanding anything to the contrary contained herein, the foregoing "piggyback" registration rights shall be exercisable only at such time when Consultant cannot publicly sell any of the Option Shares under an exemption from the registration requirements of the Act and the Blue Sky laws of the states of the United States.

       5. This Agreement is not assignable by Consultant without the written consent of APPI, which consent may be unreasonably withheld at the discretion of APPI.

       6. (a) Except as required in its duties pursuant to this Agreement, Consultant will not, directly or indirectly, publicly or privately use, disseminate or disclose any Confidential Information (as defined in Paragraph 7 of this Agreement) belonging to APPI. Consultant and APPI will mutually agree to enter into additional confidentiality agreements, as may be reasonably requested by counsel to APPI.

              (b) During the term of this Agreement, Consultant will be supplied with copies of all documents, records, and notebooks containing Confidential Information about APPI subject



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to entering into the confidentiality agreement referenced in Paragraph 6(a)
above. Upon the termination of its services to APPI, all documents, records, notebooks, and similar repositories containing Confidential Information, including copies thereof, in the Consultants possession, whether prepared by it or others, will be returned or surrendered to APPI; provided, however, if Consultant has personal documents or other business records provided by APPI which do not represent information about APPI, Consultant will not be required to return or surrender documents, records, notebooks and repositories of such information to APPI.

              (c) Consultant will not assert any rights under any discoveries, concepts, ideas, know-how or improvements thereof which constitutes Confidential Information as having been made or acquired by it prior to the term of this Agreement.

       7. As used in this Agreement, "Confidential Information" means information disclosed to Consultant or known by Consultant as a consequence of or through its relationship with APPI, not generally known in the industry in which APPI is or may become engaged during the term of this Agreement, about APPI's business activities, finances, products and services, including, but not limited to, information relating to product formulations, manufacturing processes, accounting, marketing, finances, research, investor relations, and business development

       8. If any provision of this Agreement or the application thereof to any person or circumstance shall be invalid or unenforceable to any extent, the remainder of this Agreement and the application of such provisions to other persons or circumstances shall not be affected thereby and shall be enforced to the fullest extent permitted by law.

       9. Except as otherwise specifically provided for hereunder, no party shall be deemed to have waived any of its rights hereunder or under any other agreement, instrument or other paper signed by any of them with respect to the subject matter hereof unless such waiver is in writing and signed by the party waiving said right. Except as otherwise specifically provided hereunder, no delay or omission by any party in exercising any right with respect to the subject matter hereof shall operate as a waiver of such right or of any such other right. A waiver on any one occasion with respect to the subject matter hereof shall not be construed as a bar to, or waiver of, any right or remedy on any future occasion.

       10. All rights and remedies with respect to the subject matter hereof, whether evidenced hereby or by any other agreement, instrument, or paper,, will be cumulative, and may be exercised separately or concurrently.

       11. Notwithstanding Paragraph 10, the parties have not made any representation, warranty, or covenant with respect to the subject matter hereof, which is not set forth herein, and this Agreement constitutes the entire agreement between them with respect to the subject matter hereof. All understandings and agreements heretofore had between the parties with respect to the subject matter hereof are merged with this Agreement, which alone fully and completely expresses their agreement.

       12. This Agreement may not be changed, modified, extended, terminated, or discharged orally, but only by an agreement in writing, signed by all of the parties to this Agreement.


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       13.    The parties agree to try any and all such other and further instruments and documents, and to take any and all such further actions reasonably required to effectuate this Agreement and the intents and purposes hereof.


       14. All notices or other communications required or permitted hereunder shall be in writing and shall be mailed by First Class, Registered or Certified Mail, Returned Receipt Requested, postage prepaid, as follows:


To the Company:           Advanced Plant Pharmaceuticals, Inc.
                          75 Maiden Lane
                          New York, New York 10038
                          Attention: Samuel Berkowitz

To Consultant:            C.J. Lieberman



Copy to:                  Feder, Kaszovitz, Isaacson, Weber, Skala & Bass LLP
                          Seth A.  Farbman, Esq.
                          750 Lexington Avenue, 23rd Floor
                          New York, New York 10022

Or, in each case, to such other address as shall have last been furnished by like notice. If mailing by Registered or Certified Mail is impossible due to an absence of postal service, notice shall be in writing and personally delivered to the aforesaid address. Each notice or communication shall be deemed to have been given as of the date so mailed or delivered as the case may be.

       15. This Agreement shall be construed and enforced in accordance with the internal laws of the State of New York, without giving effect to conflicts of law.

       IN WITNESS WHEREOF, this Agreement is executed effective as of the day month and year set forth above.

                                    ADVANCED PLANT PHARMACEUTICALS, INC.


                                    By:       /s/ David Lieberman
                                              ----------------------------
                                              David Lieberman, President

CONSULTANT:

By:        /s/ C.J. Lieberman
           -----------------------
           C. J. Lieberman


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                      ADVANCED PLANT PHARMACEUTICALS, INC.
                               43 WEST 33RD STREET
                            NEW YORK, NEW YORK 10001
                                 (212) 695-3334


                               September 19, 2000

C.J. Lieberman
16 Rehov Mishkelev
Har Nof, Israel

Dear C.J.:

           This letter shall serve to memorialize our discussions, whereby it was agreed that the undersigned shall issue to you 5 million shares of the undersigned's Common Stock, par value $0.0007 per share. Such issuance is being made to you in lieu of payment of $250,000 owed for services rendered by you pursuant to the terms of that certain June 10, 1999 Consulting Agreement by and between you and the undersigned (the "Consulting Agreement").

           The Consulting Agreement shall not be otherwise effected and the rights and obligations of you and the undersigned thereunder shall continue in full force and effect, including, without limitation, the obligation of the undersigned to pay you any other amounts owed for prior services rendered, which shall continue to be an obligation of the undersigned.

           Please acknowledge your acceptance of the foregoing by signing in the space below provided.

                                                           Very truly yours,

                                                           /s/ David Lieberman
                                                           -------------------
                                                           David Lieberman
                                                           President





Accepted and agreed to this
19th day of September, 2000


/s/ C.J. Lieberman
---------------------------------
C.J. Lieberman